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Michael Saltzman
Saltzman Communications
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saltzman@earthlink.net

Mandalay Media Inc. Announces Termination of
Letter of Intent for Acquisition of Green Screen
Interactive Software, Inc.

Beverly Hills, Calif.- June 18, 2008-- Mandalay Media, Inc. (OTCBB: MNDL.OB) announced today that the previously executed letter of intent for the acquisition of Green Screen Interactive Software, Inc. was terminated as of June 16, 2008, as the parties were unable to agree to the terms for such acquisition.

About Mandalay Media, Inc.

Mandalay Media, Inc. is a development stage company whose mission is to build a unique combination of new media distribution and content companies through asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business. For more information please consult mandalaymediainc.com

Mandalay’s recent merger with Twistbox Entertainment is a foundational component for Mandalay Media's mobile and interactive strategy. Twistbox has direct, on-deck distribution with over 100 mobile operators and operates in more than 40 countries. Its products and services include video rich WAP sites, mobile TV, and in-house developed mobile games that reach more than one billion handsets.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MNDL.  Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MNDL's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which MNDL and Twistbox is engaged; demand for the products and services that MNDL and Twistbox provides, as well as other relevant risks detailed in MNDL's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MNDL assumes no obligation to update the information contained in this press release.